Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES DETERMINATION NOT TO PARTICIPATE IN CAPITAL PURCHASE

PROGRAM AND NOT TO HOLD SPECIAL MEETING OF SHAREHOLDERS

(Beverly, MA) February 13, 2009—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (NYSE Alternext US “BNV”) (the “Company”), announced that the Company has decided not to participate in the U.S. Treasury’s Capital Purchase Program (“Program”). The Company is the parent of Beverly National Bank (the “Bank”).

On January 9, 2009, the Company announced that it had filed preliminary proxy soliciting material with the Securities and Exchange Commission with respect to a Special Meeting of Shareholders to consider and vote upon an amendment to the Company’s Articles of Organization to eliminate the preemptive rights of shareholders and enable the Company to participate in the Program. The Company received preliminary approval from the Treasury to participate in the Program in an amount of $10.6 million.

Mr. Fournier stated that, “We have reevaluated our preliminary decision to participate in the Capital Purchase Program and believe that it would not be in the best interest of the Company and its shareholders to accept the investment by the U.S. Treasury. The Company is in sound financial condition and exceeds all the capital requirements under the definition of a “well capitalized” institution. The quality of the Bank’s loan portfolio as of December 31, 2008 remains strong. Given the Bank’s ability to continue to meet the banking needs of its customers and the potential for additional restrictions being placed on participants in the Program, our current belief is that the level of uncertainty and potential risks of the Program exceeds the potential benefits. Therefore, the Board determined that due to the Company’s current financial condition and the availability of alternative sources of capital to support asset growth, the Company will not participate in the Program. In light of that decision, there is no need for the Company to hold a Special Meeting of Shareholders next month.”

* Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA and operates full-service branch offices in Downtown Beverly, Cummings Center–Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.